REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

To the Board of Directors and Shareholders of Cash Trust Series, Inc.:

In planning and performing our audits
of the financial statements of Cash
Trust Series, Inc.

(comprised of Government Cash Series,
 Municipal Cash Series, Prime Cash Series and Treasury
Cash Series) (the "Portfolio") for the
 year ended May 31, 2005 (on which we have issued our reports each dated July 19, 2005), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of
expressing our opinion on the financial
statements and to comply with the requirements of Form
N-SAR, and not to provide assurance on
the Portfolio's internal control.

The management of the Portfolio is
responsible for establishing and maintaining internal control.
In fulfilling this responsibility,
estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for
external purposes that are
fairly presented in conformity with
 accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any
internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of
internal control to future periods
are subject to the risk that the
 internal control may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Portfolio's

 internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board
(United States).  A material weakness
 is a condition in
which the design or operation of one or
more of the internal control components
 does not reduce
to a relatively low level the risk that
misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving
 the Portfolio's internal control and
 its operation, including
controls for safeguarding securities,
 that we consider to be material
weaknesses as defined above
as of May 31, 2005.

This report is intended solely for the
information and use of management, the
Board of Directors
and Shareholders of Cash Trust Series,
Inc., and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 19, 2005